Exhibit 1.4

                              EMPLOYMENT AGREEMENT


         This Employment Agreement, dated this 30th day of June, 2003, is by and among ATLAS PRECIOUS METALS INC., a Nevada corporation (hereinafter referred to as the "Company") and EILEEN A. SHIPES (hereinafter referred to as "Employee"). For the definition of certain terms used in this Agreement, see Section 7 below.

Section 1. Employment.

         1.1 Engagement. The Company will employ Employee, and Employee will accept employment, as an Employee of Company for the Term, subject to and in accordance with the provisions of this Agreement.

         1.2 Duties. During the Term, Employee shall serve the Company and perform such services as may reasonably be assigned from time to time by the President or the Board.

         1.3 Attention and Effort. Employee shall devote fifty percent (50%) of her time to the affairs of the Company.

Section 2. Compensation.

         2.1 Base Salary- Benefits. During the Term Employee shall receive no base salary and shall forego any remuneration for services as a member of the Company's Board of Directors or any committee thereof, but shall, instead, be entitled to participate in such fringe benefit programs (e.g., medical, dental, disability, life insurance and vacation programs) as may be provided from time to time to employees of the Company by the Board or any person or committee appointed by the Board to determine fringe benefit programs, all subject to and in accordance with the eligibility and other requirements of such programs.

         2.2 Expenses. During the Term, Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in performance of service for Company under this Agreement (e.g., transportation, lodging and food expenses incurred while traveling on Company business), all subject to such policies and other requirements as Company may from time to time establish for its Employees generally.

         2.3 Withholding and Offset. Payment of amounts to Employee will be subject to such withholding and offset as may be provided by applicable law (e.g., for income tax purposes) or consented to by Employee.

         2.4 Indemnification. Subject to applicable law, the Company shall defend, indemnify and hold Employee harmless from any and all loss, judgments or claims Employee may suffer in the discharge of Employee's duties hereunder, including, but not limited to attorney's fees and court costs; provided,


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however, that the Company shall not be liable to defend, indemnify or hold harmless Employee for any loss, judgments or claims arising or resulting from Employee's intentional malfeasance or actionable non-feasance.

Section 3. Term and Termination.

         3.1 Commencement. The Term will commence on the date of this Agreement.

         3.2 Expiration Date. The Term will expire ten years from the date of this Agreement unless earlier terminated in accordance with the provisions set forth below.

         3.3 Termination. The Term will terminate upon the first of the following to occur: (a) Company's termination of Employee's Employment for Cause pursuant to paragraph 3.4; (b) Employee's termination of Employee's employment for Cause pursuant to paragraph 3.5; (c) the death of Employee; (d) the disability of Employee resulting from injury, illness or disease, whether of a mental or physical nature, which substantially impairs or prevents the ability of Employee to satisfactorily perform Employee's duties and obligation under this Agreement for a continuous period of ninety (90) days; or (e) the Expiration Date. If the Employee is terminated pursuant to subparagraphs (a),
(c) or (e), the Employee shall be entitled to no additional compensation under
Section 2.1 herein.

         3.4 Termination by Company for Cause. Company may at any time terminate Employee's employment for Cause subject to the notice provisions of Section 7.2(a).

         3.5 Termination by Employee for Cause. Employee may at any time terminate Employee's employment for Cause without prior notice.

         3.6 Disability. If in the event of a disability described in paragraph
(d) and Company decides not to terminate Employee's employment and Employee is entitled to receive payments (i.e., in lieu of any other compensation for employment) on account of such disability under any fringe benefit program provided by Company.

         3.7 Return of Company Property. Upon termination of the Term, Employee will deliver to Company any and all property of Company which is in Employee's possession or control (including, but not limited to, any and all Materials).

         3.8 Survival. Sections 4 and 5, together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, will survive any termination of the Term.

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Section 4. Confidentiality.

         4.1 Confidential Information. In the course of Employee's employment with Company, Employee will have access to certain Confidential Information. Employee will use and disclose Confidential Information solely for the purposes for which it is provided and will take reasonable precautions to prevent any unauthorized use or disclosure of the same. Employee will not use or disclose any Confidential Information (a) other than as required in the course of Employee's employment with Company, (b) for Employee's own personal gain, or (c) in any manner contrary to the best interests of Company.

         4.2 Proprietary Information of Others. Employee will not use in the course of Employee's employment with Company, or disclose or otherwise make available to Company any information, documents or other items which Employee may have received from any other person (e.g., a prior employer) and which Employee is prohibited from so using, disclosing or making available (e.g., by reason of any contract, court order, law or obligation by which Employee is bound).

         4.3 Work Product. All Work Product which Employee conceives, develops or first reduces to practice, either alone or with others, during the Term will be the sole and exclusive property of Company, together with any and all related Intellectual Property Rights. The foregoing applies to all Work Product which relates to Employee's performance of services under this Agreement.

         4.4 Disclosure and Protection of Work Products. Employee will disclose all Work Products described in paragraph 4.3 to Company, promptly and in writing. At Company's request and at Company's expense, Employee will assist Company or its designee in efforts to protect such Work Products. Such assistance may include, but is not necessarily limited to, the following: (a) making application in the United States and in foreign countries for a patent or copyright on any Work Products specified by Company; (b) executing documents of assignment to Company or its designee of all Employee's right, title and interest in and to any Work Product and related Intellectual Property Rights; and (c) taking such additional action (including, but not limited to, the execution and delivery of documents) to perfect, evidence or vest in Company or its designee all rights, title and interest in and to any Work Product and any related Intellectual Property Right.

         4.5 Materials. All Materials and related Intellectual Property Rights will be the sole and exclusive property of Company, whether or not such Materials are marked with any Intellectual Property Right notice of Company or Employee. All such Materials authored, made, conceived or developed by Employee in connection with services rendered hereunder or made available to Employee (or any copies or extracts thereof) will be held by Employee in trust solely for the benefit of Company. Employee will use such Materials only as required in the course of Employee's employment with Company or as otherwise authorized in writing by Company.



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         4.6 Notice. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Employee's own time, unless: (a) the intangible property or invention relates (i) directly to the services rendered to the Company hereunder or (ii) to Company's actual or demonstrable anticipated research or development; or (b) the invention results from any work performed by Employee for Company.

Section 5. Non-Interference.

         5.1 The Employee covenants with the Company that employees of or consultants to the Company and employees of and consultants to firms, corporations or entities affiliated with the Company have, of necessity, been exposed to and have acquired certain knowledge, understandings, and know-how concerning the Company's business operations which is confidential information and proprietary to the Company.

         5.2 In order to protect the Company's confidential information and to promote and insure the continuity of the Company's contractual relations with its employees and consultants, the Employee covenants and agrees that for so long as the Employee is affiliated with the Company as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date the Employee ceases to hold any such position or status with the Company, he will not directly, or encourage others to directly (i) interfere in any manner whatsoever with the Company's contractual or other relations with any or all of its employees or consultants, or (ii) induce or attempt to induce any employee or consultant to the Company to cease performing services for or on behalf of the Company, or (iii) solicit, offer to retain, or retain, or in any other manner engage or employ the services of, or conduct any business activity in cooperation or association with, any person or entity who at any time was employed by the Company, or any firm, corporation or entity affiliated with the Company, except with the consent of the Company.

         5.3 In the event any court of competent jurisdiction determines or holds that all or any portion of the covenants contained in this Section 5 are unlawful, invalid, or unenforceable for any reasons, then the parties hereto agree to modify the provisions of this Section 5 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.



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Section 6. Clients and Customers.

         6.1 In order to protect the Company's proprietary rights and to promote and ensure the continuity of the Company's contractual relations with its customers and clients, the Employee covenants and agrees that, for so long as the Employee is affiliated with the Company as an officer, director, employee, consultant, agent or contractor, and for a period of twelve (12) months from the date the Employee ceases to hold any such position or status with the Company, he will not directly, or encourage others to directly (i) interfere in any manner whatsoever with the Company's contractual or prospective relations with any clients or customers, or (ii) induce or attempt to induce any client or customer of the Company to cease doing business with the Company, or (iii) solicit, offer to retain, or retain, or in any other manner engage or enter into any business or other arrangement with any of the Company's customers or clients to provide any services or products to any of such customers or clients as they may from time to time exist or be constituted, except and unless such arrangement for the provision of products or services is not in any way competitive with the products or services actually provided by the Company to its clients or customers or proposed to be provided by the Company to its clients or customers, or except under circumstances to which the Company has consented in writing, which consent shall not be unreasonably withheld.

         6.2 In the event any court of competent jurisdiction determines or holds that all or any portions of the covenants contained in this Section 6 are unlawful, invalid or unenforceable for any reason, then the parties hereto agree to modify the provisions of this Section 6 if and only to the extent necessary to render the covenants herein contained enforceable and otherwise in conformance with all legal requirements.

Section 7. Definitions.

         Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

         7.1 "Board" means Company's Board of Directors.

         7.2 "Cause," for purposes of paragraph 3.4, shall include the occurrence of any of the following:

         a. The Employee breaches or violates any of the material terms of this Agreement and fails to cure such breach or violation within thirty (30) days of receipt of written notice by Company, which notice shall specify in detail each alleged breach and specify in detail the actions necessary to cure; provided, further, that the specification for cure by the Company shall not obligate the Employee to effect the cure in the manner stated if cure is otherwise timely completed by or on behalf of Employee;



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         b. The Employee is shown to have engaged in any material act of dishonesty or fraud upon the Company, any of its affiliated companies, or any of its customers or clients;

         c. Subject to Section 1.3, the Employee fails to devote his best efforts and attention to the business and affairs of the Company or its affiliated companies; provided that the Company shall have first provided the Employee with thirty (30) days' prior written notice specifying in detail the instance or instances in which Employee has failed to devote the time required, and Employee thereafter fails to cure and correct the conduct complained of within such thirty (30) day period; or

         d. The Employee has been grossly negligent in the performance of his employment duties or responsibilities; provided that the Company shall have first provided the Employee with thirty (30) days' prior written notice specifying in detail the instance or instances in which Employee has been grossly negligent, and Employee thereafter fails to cure and correct the conduct complained of within such thirty (30) day period.

         7.3 "Cause," for purposes of paragraph 3.5, shall include the occurrence of any of the following:

         a. The breach or violation by the Company of the any of the material terms of this Agreement;

         b. The Company has shown to have engaged in any active material dishonesty or fraud upon the Employee.

         7.4 "Confidential Information" means any information that is confidential, proprietary or trade secret information of Company or any of its customer or clients or any other information the use or disclosure of which by Company is prohibited or restricted (e.g., by reason of any contract, court order, law or other obligation by which Company is not bound). "Confidential Information" may include, but is not necessarily limited to, technology, computer programs, filing systems, business plans, marketing plans, manuals, speech guidelines, operational techniques, information as to existing or future products or services of Company, financial projections, unpublished works of original authorship, customer lists, financial information, and trade secrets.

         7.5 "Intellectual Property Right" means any patent, copyright, trade secret, trade name, trademark or other intellectual property right which is owned by the Company.

         7.6 "Materials" means tangible manifestations of any Confidential Information, Work Products, or Intellectual Property Rights including, without limitation, hardware, software, programs, manuals, drawings, designs, articles, writings, data, notes, memorandum, manuscripts, notebooks, proposals, work plans, interim and final reports, project files and client contract records.



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         7.7 "President" means Company's President.

         7.8 "Term" means the term of Employee's employment as an Employee of Company pursuant to this Agreement.

         7.9 "Work Product" means any invention, discovery, concept or idea (including, but not necessarily limited to, hardware, software programs, or processes, techniques, know-how, methods, systems, improvements, analytical reports, and other developments), developed by Employee in connection with services rendered hereunder.

Section 8. Miscellaneous.

         8.1 Compliance with Laws. In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

         8.2 Equitable Relief. Employee acknowledges that: the provisions of Sections 4, 5, 6 and 7 are essential to Company; Company would not enter into this Agreement if it did not include such provisions; the damages sustained by Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that Company may have (e.g., under this Agreement, by law or otherwise), Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

         8.3 Nonwaiver. The failure of either party to insist upon or enforce strict performance by the other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party's right to consent or rely upon the same in that or any other instance; rather, the same will be and remain in full force and effect.

         8.4 Entire Agreement. This Agreement constitutes the Entire Agreement, and supersedes any and all prior Agreements, between Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

         8.5 Applicable Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of Colorado, without reference to its choice of law rules.

         8.6 Attorneys Fees. In any action at law or in equity or in any arbitration proceeding, for declaratory relief or to enforce any of the provisions or rights or obligations under this Agreement, the unsuccessful party to such proceeding, shall pay to the successful party or parties all statutorily recoverable costs and expenses, and reasonable attorneys' fees incurred by the successful party or parties including without limitation costs, expenses, and fees on any appeals and the enforcement of any award, judgment or settlement


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obtained, such costs, expenses and attorneys' fees shall be included as part of the judgment. The successful party shall be that party who obtained substantially the relief or remedy sought, whether by judgment, compromise, settlement or otherwise.

         8.7 Notices. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or (2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.

         Notice shall be deemed to have been given immediately when sent by telefax or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

         All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

                  If the Company, to:       Atlas Precious Metals Inc.
                                            Attn: Gary Davis
                                            10920 W. Alameda, Suite 205
                                            Lakewood, Colorado 80226

                  With a copy to:           Nathan L. Stone, Esq.
                                            Jackson Kelly PLLC
                                            1099 18th Street, Suite 2150r
                                            Denver, Colorado 80202

                  If Employee, to:          Eileen A. Shipes
                                            11251 E. Camino del Sahuaro
                                            Tucson, Arizona 85749

Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

         8.8 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable to the extent permitted by law.

                  Company:         ATLAS PRECIOUS METALS INC.
                  -------




                                   By:
                                       ------------------------------
                                        Gary E. Davis, Director

                  Employee:
                  --------
                                   By:
                                       ------------------------------
                                          Eileen A. Shipes